EXHIBIT 99.1

   RARE Hospitality Completes Sale of Bugaboo Creek for $24 Million

    ATLANTA--(BUSINESS WIRE)--June 21, 2007--RARE Hospitality International, Inc. (NASDAQ: RARE), today announced that it completed the sale of its Bugaboo Creek Steak House concept for approximately $24 million, subject to customary post-closing adjustments, to Charlie Brown's Acquisition Corp., a steakhouse chain owned by Trimaran Capital Partners, a New York-based private asset management firm. The purchase price was $4 million lower than originally announced in February 2007, primarily due to changing market conditions.

    Eugene I. Lee, Jr., President and Chief Operating Officer of RARE, remarked, "With the consummation of this sale, we have completed the strategic initiatives designed to enhance shareholder value that we outlined in September 2006. In addition, the sale enables us to concentrate our resources more fully on leveraging the substantial long-term opportunities represented in our proven LongHorn Steakhouse and Capital Grille brands. We are appreciative of the contributions of our friends and colleagues on the Bugaboo Creek team, and we wish them well."

    RARE Hospitality International, Inc. currently owns, operates and franchises 316 restaurants, including 286 LongHorn Steakhouse restaurants and 28 Capital Grille restaurants.


    CONTACT: RARE Hospitality International, Inc.
             W. Douglas Benn, 770-399-9595
             Chief Financial Officer